FORM 5

                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C., 20549

[ ]  Check box if no longer subject
     to Section 16. Form 4
     or Form 5 obligations may con-
     tinue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

                                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                            Filed pursuant to Sec. 16(a) of the Securities Exchange Act of 1934, Sec. 17(a) of
                                            the Public Utility Holding Company Act of 1935 or Sec. 30(f) of the Investment Company
                                            Act of 1940.
--------------------------------------------- -------------------------------------------------------------------------------
  1. Name and Address of Reporting person*     2. Issuer Name and Ticker or Trading Symbol
         Brown           Charles                    WAVERIDER COMMUNICATIONS INC.    WAVC
--------------------------------------------- -------------------------------------------------------------------------------
          (Last) (First) (Middle)              3. IRS or Social Security Number of       4. Statement for Month/Year
                                                  Reporting Person (Voluntary)              December 2002
          156 Mildenhall Road
---------------------------------------------                                           -------------------------------------
                  (Street)                                                               5. If Amendment, Date of Original
                                                                                                    (Month/Year)
     Toronto   Ontario,  Canada    M4N 3H6
-----------------------------------------------------------------------------------------------------------------------------
            (City) (State) (Zip)
   *If the Form is filed by more than one
 Reporting Person, see Instruction 4(b)(v).
---------------------------------------------     -----------------------------------------------------
6.Relationship of Reporting Person to Issuer      7. Individual or Joint/Group Filing (Check applicable
  (Check all applicable)                                                      line)

       Director                        10% Owner      X   Form filed by One Reporting Person
 ------                           -----            ------
                                                          Form filed by More than One Reporting Person
   X   Officer (give title below)      Other       ------
 ------                           -----
       Executive Vice President
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                             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2. Transaction   3. Transaction  4. Securities Acquired (A) or  5. Amount of 6. Ownership     7. Nature of
   (Instr. 3)                Date        Code (Instr. 8) Disposed of (D) ; (Instr. 3,   Securities   Form: Direct (D) Indirect
                        (Month/Day/Year)                          4, and 5)             Beneficially or Indirect (I)  Beneficial
                                                                                        Owned at end (Instr. 4)       Ownership
                                                                                        of Issuer's                   (Instr.4)
                                                                                        Fiscal
                                                                                        Month (Instr.
                                                                                        3 and 4)
----------------------- ---------------- --------------- ------------------------------ ------------ ---------------- -------------
                                                          Amount   (A) or (D)   Price
----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------
Common Stock                                                                                75,628     (D)
----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly  (Print or Type
Responses)
                                                                                               Page 1 of 2 pages    (Over)

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

FORM 5 (continued)

                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)

------------ ---------- ------------ ----------- ------------ ---------------------- ---------------------
1. Title of  2.Conver-  3. Transac-  4. Transac- 5. Number of 6. Date Exercisable    7. Title and Amount
Derivative   sion or    tion Date    tion Code   Derivative   and Expiration         of Underlying
Securitiy    Exer-      (Month/Day/  (Instr. 8)  Securities   Date (Month/Day/       Securities
(Instr. 3)   cise Price Year)                    Acquired (A) Year)                  (Instr. 3 and 4)
             of Deriva-                          or Disposed
             tive                                of (D)
             Security                            (Instr. 3,
                                                 4, and 5)
------------ ---------- ------------ ----------- ------------ ----------  ---------- ---------- ---------
                                                              Date        Expira-      Title    Amount or
                                                              Exer-       tion Date             Number of
                                                              cisable                           Shares
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
                                                 (A)    (D)
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------

Employee Stock
Option                                                         Note 1   11/06/12     Common      500,000
(2000) Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option                                                         Note 2   02/28/12     Common      100,000
(2000) Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option                                                         Anytime  10/10/11     Common      200,000
(2000) Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option                                                         Note 3   02/27/11     Common       25,000
(2000) Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (2000)                                                  02/25/05 02/25/10     Common      200,000
Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
1999 Incentive and
Nonqualified Option Plan                                        Anytime 04/08/09     Common      535,000
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (1997) Plan                                              Anytime 01/05/08     Common      225,000
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (1997) Plan                                              Anytime 02/16/08     Common      114,600
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Class P Warrants                                                Anytime 12/13/04     Common       72,652
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Class O Warrants                                                Anytime 10/18/06     Common       53,750
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------

------------ ---------- ---------- ------------ ------------
1. Title of  8. Price   9. Number  10. Owner-   11. Nature
Derivative   of         of Deriva- ship of De-  of
Securitiy    Derivative tive       rivative     Indirect
(Instr. 3)   Security   Securi-    Security;    Beneficial
             and        ties       Direct (D)   Ownership
             (Instr.5)  Benefi-    or           (Instr. 4)
                        cially     Indirect
                        Owned at   (I)
                        end of     (Instr. 4)
                        Month
                        (Instr. 4)

------------ ---------- ----------- ----------- ------------
Employee
Stock Option   $0.01      500,000        (D)
(2000) Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock Option   $0.16      100,000        (D)
(2000) Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock Option   $0.43      200,000       (D)
(2000) Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock Option   $1.63      25,000        (D)
(2000) Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock Option   $9.03      200,000       (D)
(2000) Plan
------------ ---------- ----------- ----------- ------------
1999
Incentive
And            $2.03      535,000        (D)
Nonqualified
Stock Option
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (1997)  $1.68      225,000        (D)
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (1997)  $1.07      114,600         (D)
Plan
------------ ---------- ----------- ----------- ------------
Class P
Warrants       $0.50       72,652         (D)
------------ ---------- ----------- ----------- ------------
Class O
Warrants       $0.50       53,750         (D)
------------ --------- ----------- ----------- ------------

Explanation  of  Responses:

Note 1 -  125,000  options  vest on each of  02/06/03,  05/06/03,  08/06/03  and
11/06/03
Note 2 - 16,666 options vest on 12/31/02, 16,667 options veston 12/31/03, 16,667 options vest on 12/31/04 and 50,000 options vest on 02/28/07
Note 3 - 8,333 options are vested, 8,333 vest on 02/27/03 and 8,334 vest on 02/27/04


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


               /S/ Charles Brown                         February 6, 2002
               ----------------                          ------------------
               **   Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                              Page 2 of 2 pages.